Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-69145 and 333-86530 of Newmont Mining Corporation of our report dated June 24, 2005 relating to the financial statements of Newmont Retirement Savings Plan (Non-Union), which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

June 24, 2005